FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
SECOND QUARTER 2015 RESULTS

- - Strong Margin Expansion - -

COLUMBUS, Ohio, USA - July 30, 2015 - Mettler-Toledo International Inc. (NYSE: MTD) today announced second quarter results for 2015. Provided below are the highlights:

•	Sales in local currency increased 3% in the quarter compared with the prior year. Reported sales decreased 4% as currency reduced sales growth by 7% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $2.73, compared with $2.49 in the prior- year period. Adjusted EPS was $2.80, an increase of 9% over the prior-year amount of $2.57. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

Second Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Sales growth in the Americas and Europe was solid and we continue to execute well in these regions. Demand in China was weaker than expected, while Russia and Brazil also continue to face challenging market conditions. Our other emerging markets businesses performed very well in the quarter. We had very good margin expansion in the quarter and achieved good EPS growth despite currency headwinds to operating profit.”

EPS in the quarter was $2.73, compared with the prior-year amount of $2.49. Adjusted EPS was $2.80, an increase of 9% over the prior-year amount of $2.57.

Sales were $582.1 million, a 3% increase in local currency sales, compared with $608.8 million in the prior-year quarter. Reported sales decreased 4% as currency reduced sales growth by 7% in the quarter. By region, local currency sales increased 5% in the Americas and 4% in Europe and were constant in Asia / Rest of World as compared to the prior-year period. Adjusted operating income amounted to $118.3 million, a 5% increase from the prior-year amount of $112.9 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $105.2 million, compared with $108.1 million in the prior-year quarter.

Six Month Results

EPS for the six months was $4.91, compared with the prior-year amount of $4.41. Adjusted EPS was $5.05, an increase of 11% over the prior-year amount of $4.56.

Sales were $1.118 billion, a 4% increase in local currency sales, compared with $1.159 billion in the prior-year period. Reported sales decreased 4%, as currency reduced sales growth by 8% in the period. By region, local currency sales increased 6% in the Americas, 3% in Europe and 2% in Asia / Rest of World as compared to the prior-year period. Adjusted operating income amounted to $215.6 million, a 6% increase from the prior-year amount of $203.9 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $163.8 million, compared with $151.0 million in the prior-year period.

Outlook

The Company updated its outlook for 2015 and noted that forecasting remains challenging due to continued uncertainty in demand in some markets and greater volatility in foreign exchange rates. Based on today’s assessment, management anticipates that local currency sales growth in 2015 will be approximately 3%. Adjusted EPS is forecasted to be in the range of $12.75 to $12.90, an increase of 9% to 10%. This Adjusted EPS guidance remains the same as the Company's previously provided guidance.

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in the third quarter of 2015 will be in the range of 2% to 3%. This sales growth is expected to result in Adjusted EPS in the range of $3.15 to $3.20, an increase of 7% to 8%.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

Conclusion

Filliol concluded, “We continue to execute well, however market conditions in certain emerging markets, most notably our China industrial business, remain stubbornly weak. We expect global market demand to largely remain in the current range for the remainder of this year. We believe our excellent product pipeline, proven success of our sales and marketing programs and growth potential from the expansion of our front-end resources position us well for above-market growth. We remain focused on our margin enhancement initiatives which will continue to drive earnings growth.”

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, July 30) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2015		% of sales	June 30, 2014	% of sales

Net sales	$582,057	(a)	100.0	$608,834	100.0
Cost of sales	259,145		44.5	280,658	46.1
Gross profit	322,912		55.5	328,176	53.9

Research and development	29,794		5.1	32,125	5.3
Selling, general and administrative	174,808		30.1	183,103	30.1
Amortization	7,634		1.3	7,283	1.2
Interest expense	6,942		1.2	5,956	1.0
Restructuring charges	1,720		0.3	1,905	0.3
Other charges (income), net	(33)		0.0	406	0.0
Earnings before taxes	102,047		17.5	97,398	16.0

Provision for taxes	24,490		4.2	23,376	3.8
Net earnings	$77,557		13.3	$74,022	12.2

Basic earnings per common share:
Net earnings	$2.79			$2.55
Weighted average number of common shares	27,843,905			29,074,695

Diluted earnings per common share:
Net earnings	2.73			$2.49
Weighted average number of common and common equivalent shares	28,460,336			29,750,815

Note:
(a)	Local currency sales increased 3% as compared to the same period in 2014.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three Months Ended			Three Months Ended
	June 30, 2015		% of sales	June 30, 2014	% of sales

Earnings before taxes	$102,047			$97,398
Amortization	7,634			7,283
Interest expense	6,942			5,956
Restructuring charges	1,720			1,905
Other charges (income), net	(33)			406
Adjusted operating income	$118,310	(b)	20.3	$112,948	18.6

Note:
(b)	Adjusted operating income increased 5% as compared to the same period in 2014.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2015		% of sales	June 30, 2014	% of sales

Net sales	$1,117,758	(a)	100.0	$1,159,455	100.0
Cost of sales	496,041		44.4	538,638	46.5
Gross profit	621,717		55.6	620,817	53.5

Research and development	58,255		5.2	61,622	5.3
Selling, general and administrative	347,846		31.1	355,294	30.6
Amortization	15,162		1.4	14,377	1.2
Interest expense	13,667		1.2	11,622	1.0
Restructuring charges	2,627		0.2	3,397	0.3
Other charges (income), net	(850)		(0.1)	723	0.1
Earnings before taxes	185,010		16.6	173,782	15.0

Provision for taxes	44,402		4.0	41,709	3.6
Net earnings	$140,608		12.6	$132,073	11.4

Basic earnings per common share:
Net earnings	$5.03			$4.52
Weighted average number of common shares	27,978,814			29,221,647

Diluted earnings per common share:
Net earnings	$4.91			$4.41
Weighted average number of common and common equivalent shares	28,611,637			29,918,456

Note:
(a)	Local currency sales increased 4% as compared to the same period in 2014.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Six Months Ended			Six Months Ended
	June 30, 2015		% of sales	June 30, 2014	% of sales

Earnings before taxes	$185,010			$173,782
Amortization	15,162			14,377
Interest expense	13,667			11,622
Restructuring charges	2,627			3,397
Other charges (income), net	(850)			723
Adjusted operating income	$215,616	(b)	19.3	$203,901	17.6

Note:
(b)	Adjusted operating income increased 6% as compared to the same period in 2014.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$149,309	$85,263
Accounts receivable, net	402,404	435,648
Inventories	223,275	204,531
Other current assets and prepaid expenses	137,676	123,988
Total current assets	912,664	849,430

Property, plant and equipment, net	522,195	511,462
Goodwill and other intangible assets, net	552,138	556,869
Other non-current assets	109,952	91,349
Total assets	$2,096,949	$2,009,110

Short-term borrowings and maturities of long-term debt	$23,353	$116,164
Trade accounts payable	138,589	145,896
Accrued and other current liabilities	417,598	416,830
Total current liabilities	579,540	678,890

Long-term debt	605,141	335,790
Other non-current liabilities	258,017	274,835
Total liabilities	1,442,698	1,289,515

Shareholders’ equity	654,251	719,595
Total liabilities and shareholders’ equity	$2,096,949	$2,009,110

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Cash flow from operating activities:
Net earnings	$77,557	$74,022	$140,608	$132,073
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,357	8,454	16,658	16,874
Amortization	7,634	7,283	15,162	14,377
Deferred tax benefit	(1,011)	(2,747)	(2,681)	(3,442)
Excess tax benefits from share-based payment arrangements	(837)	(5,074)	(1,278)	(9,569)
Other	3,590	3,339	7,070	6,577
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	9,899	22,855	(11,754)	(5,913)
Net cash provided by operating activities	105,189	108,132	163,785	150,977

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	85	107	127	296
Purchase of property, plant and equipment	(17,384)	(20,404)	(35,923)	(37,120)
Acquisitions	(100)	(2,864)	(300)	(3,255)
Net hedging settlements on intercompany loans	(4,427)	154	(12,811)	(81)
Net cash used in investing activities	(21,826)	(23,007)	(48,907)	(40,160)

Cash flows from financing activities:
Proceeds from borrowings	342,454	164,139	493,450	310,018
Repayments of borrowings	(236,437)	(163,382)	(313,923)	(256,611)
Proceeds from exercise of stock options	8,192	5,582	17,738	9,032
Excess tax benefits from share-based payment arrangements	837	5,074	1,278	9,569
Repurchases of common stock	(123,728)	(101,480)	(247,473)	(183,978)
Debt issuance costs	(432)	—	(432)	—
Acquisition contingent consideration paid	(422)	—	(422)	—
Net cash used in financing activities	(9,536)	(90,067)	(49,784)	(111,970)

Effect of exchange rate changes on cash and cash equivalents	123	150	(1,048)	291

Net increase (decrease) in cash and cash equivalents	73,950	(4,792)	64,046	(862)

Cash and cash equivalents:
Beginning of period	75,359	115,804	85,263	111,874
End of period	$149,309	$111,012	$149,309	$111,012

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$105,189	$108,132	$163,785	$150,977
Excess tax benefits from share-based payment arrangements	837	5,074	1,278	9,569
Payments in respect of restructuring activities	1,216	2,817	2,022	5,958
Proceeds from sale of property, plant and equipment	85	107	127	296
Purchase of property, plant and equipment	(17,384)	(20,404)	(35,923)	(37,120)
Free cash flow	$89,943	$95,726	$131,289	$129,680

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended June 30, 2015			(13)%		3%	(4)%		(4)%
Six Months Ended June 30, 2015			(13)%		4%	(2)%		(4)%

Local Currency Sales Growth
Three Months Ended June 30, 2015			4%		5%	0%		3%
Six Months Ended June 30, 2015			3%		6%	2%		4%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

Three months ended						Six months ended
June 30,						June 30,
2015			2014		% Growth	2015		2014		% Growth

EPS as reported, diluted	$2.73		$2.49		10%	$4.91		$4.41		11%

Restructuring charges, net of tax	0.04	(a)	0.05	(a)		0.07	(a)	0.09	(a)
Purchased intangible amortization, net of tax	0.03	(b)	0.03	(b)		0.07	(b)	0.06	(b)

Adjusted EPS, diluted	$2.80		$2.57		9%	$5.05		$4.56		11%

Notes:
(a)
Represents the EPS impact of restructuring charges of $1.7 million ($1.3 million after tax) and $1.9 million ($1.4 million after tax) for the three months ended June 30, 2015 and 2014, respectively and $2.6 million ($2.0 million after tax) and $3.4 million ($2.6 million after tax) for the six months ended June 30, 2015 and 2014, respectively, which primarily include employee related costs.

(b)
Represents the EPS impact of purchased intangibles amortization, net of tax, of $0.9 million and $1.0 million for the three months ended June 30, 2014 and 2013, respectively and 1.9 million for both the six months ended June 30, 2015 and 2014, respectively.